Exhibit 99.2

Fourth-Quarter 2008 Results—Supplemental Information

A)	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the fourth quarter of 2008?

The Oilfield Services pretax return on sales for the fourth quarter of 2008 was 25.6% versus 26.7% in the third quarter of 2008.

2)	What is the capex guidance for 2009?

Oilfield Services capex is expected to approach $2.20 billion for the full year 2009, 28% below 2008.

B)	WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the fourth quarter of 2008?

WesternGeco capitalized $83 million of multiclient surveys in the fourth quarter of 2008.

4)	What were multiclient sales in the fourth quarter of 2008?

Multiclient sales, including transfer fees, were $191 million in the fourth quarter of 2008.

5)	What is the capex guidance for 2009?

WesternGeco capex is expected to reach $800 million in 2009—including $385 million relating to the construction of the seismic vessels, but excluding $300 million of multiclient surveys. WesternGeco capex in 2008 was $680 million, excluding $345 million in multiclient surveys.

6)	What was the WesternGeco backlog at the end of the fourth quarter of 2008?

WesternGeco backlog was $1.77 billion at the end of the fourth quarter of 2008.

C)	Schlumberger Limited

7)	What were the Schlumberger pretax and after-tax returns-on-sales for the fourth quarter of 2008?

The pretax return on sales from continuing operations, excluding charges and credits, was 23.2% for the fourth quarter of 2008—versus 27.0% in the third quarter of 2008.

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The after-tax return on sales from continuing operations, excluding charges and credits, was 18.1% for the fourth quarter of 2008 and 21.0% in the third quarter of 2008.

8)	What was the Schlumberger stock-based compensation expense for the fourth quarter of 2008?

Stock-based compensation expense for the fourth quarter of 2008 was $46 million, or $0.04 per share.

9)	What was the Schlumberger net debt† at the end of the fourth quarter of 2008?

Net debt was $1.13 billion at December 31, 2008, compared to $1.73 billion at the end of the previous quarter.

Significant liquidity events during the fourth quarter included $1.25 billion of capital expenditures, including multiclient surveys capitalized; pension plan contributions of $234 million and the purchase of $154 million of common stock under the Schlumberger stock repurchase program.

†Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

10)	What was included in “Interest and Other Income” for the fourth quarter of 2008?

“Interest and Other Income” for the fourth quarter of 2008 consisted of the following:

($ millions)
Interest Income	$25
Equity in net earnings of affiliated companies	81
Other	(10)

$96

11)	How did interest income and interest expense change during the fourth quarter of 2008?

Interest income of $25 million decreased $6 million sequentially. Interest expense of $59 million decreased $2 million sequentially.

12)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas for the fourth quarter of 2008?

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The difference of $29 million in the fourth quarter of 2008 arose from Oilfield Services headquarters projects and costs, Oilfield Services consolidation eliminations and income items not allocated to the Areas.

13)	Why was there a difference between the Schlumberger pretax income from continuing operations before interest, charges and credits and the pretax income of the two business segments for the fourth quarter of 2008?

The $69 million pretax difference in the fourth quarter of 2008 included such items as corporate expenses, amortization of certain identifiable intangibles, interest on postretirement medical benefits and stock-based compensation expense, as these items are not allocated to the segments.

14)	How does Schlumberger calculate basic and diluted EPS?

Basic earnings-per-share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted earnings-per-share is calculated by first adding back to net income the interest expense on the Schlumberger convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all exercisable stock options which are in the money are exercised at the beginning of the period and that the proceeds from such exercises are used by Schlumberger to repurchase its shares of common stock at the average market price for the period, and (b) the conversion of the convertible debentures.

If the impact of adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation. The common shares issuable upon the potential conversion of the convertible debentures at December 31, 2008 were approximately 8 million, and the interest expense on the convertible debentures was $2 million for the fourth quarter.

15)	What was the effective tax rate (ETR) for the fourth quarter of 2008?

The ETR in the fourth quarter of 2008, excluding charges & credits, was 21.5% compared to 21.4% in the prior quarter.

The ETR for the full year 2009 is expected to be in the low twenties, although some volatility may be experienced in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

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In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under Regulation G of the Securities Exchange Act of 1934). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	( Stated in millions except per share amounts )
	Fourth Quarter 2008
	Pretax	Tax	Min Int	Net	Diluted EPS (*)
Income from Continuing Operations	$1,475.9	$325.7	$(0.1)	$1,150.1	$0.95
Add back Charges & Credits:
- Workforce reduction	74.4	9.1	—	65.3	0.05
- Provision for doubtful accounts	31.8	7.8	(6.1)	17.9	0.01
- Other	9.8	—	—	9.8	0.01

Income from Continuing Operations excluding charges & credits	$1,591.9	$342.6	$(6.2)	$1,243.1	$1.03

	Fourth Quarter 2008
	GAAP	Before Charges & Credits
Pretax return on sales	21.5%	23.2%
After tax return on sales	16.7%	18.1%
Effective tax rate	22.1%	21.5%

(*)	May not add due to rounding.

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This document, the fourth-quarter and full-year 2008 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; the Schlumberger effective tax rate; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the current global economic downturn; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; the financial condition of our suppliers and customers in light of current global economic conditions; pricing erosion; third-party service costs; operational and project modifications, delays or cancelations; exploitation of technology; seasonal factors and weather-related events; and other risks and uncertainties detailed in our fourth-quarter and full-year 2008 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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